EXHIBIT 99.3
RISK FACTORS
      You should carefully consider the risks described below before making an investment decision.
Risks Related to our Business

The semiconductor, semiconductor capital equipment and flat panel display industries are highly cyclical, which impacts our operating results.
      Our business and operating results depend in significant part upon capital expenditures by manufacturers of semiconductors and flat panel displays, which in turn depend upon current and anticipated demand for their products. Historically, these industries have been highly cyclical, with recurring periods of over-supply that have had a negative impact on the demand for capital equipment used to manufacture their products.
      During periods of declining demand, our customers typically reduce purchases of, and cancel orders for, our products and delay delivery of their own products. We may incur significant charges as we seek to align our cost structure with any such reduction in sales to these customers. In addition, we may not be able to respond adequately or quickly to the declining demand by reducing our costs. We may also be required to record significant reserves for excess and obsolete inventory as demand for our products changes. Our inability to reduce costs and the charges resulting from other actions taken in response to changes in demand for our products would adversely affect our business, financial condition and operating results.

Our quarterly and annual operating results fluctuate significantly and are difficult to predict.
      Our operating results may be adversely affected by a variety of factors, many of which are beyond our control and difficult to predict. These factors include:

•	Fluctuations in demand in the semiconductor, semiconductor capital equipment and flat panel display industries and other industries in which our customers operate;

•	The timing and nature of orders placed by our customers;

•	Seasonal variations in capital spending by our customers;

•	Changes in our customers’ inventory management practices;

•	Customer cancellation or postponement of previously placed orders;

•	Pricing competition from our competitors;

•	Customer requests for us to reduce prices, enhance features, improve reliability, shorten delivery times and extend payment terms;

•	Component shortages or allocations or other factors that result in delays in manufacturing and sales or result in changes to our inventory levels or causes us to substantially increase our spending on inventory;

•	The introduction of new products by us or our competitors;

•	Declines in macroeconomic conditions;

•	Litigation, especially regarding intellectual property; and

•	Currency exchange rate fluctuations.

We have recently transferred the production of substantially all of our product lines to our manufacturing facility in Shenzhen, China, and may experience unforeseen difficulties and challenges with these new operations.
      We have invested significant human and financial resources to establish our manufacturing facility in Shenzhen, China. These investments were made with the goal of reducing our labor costs by increasing our workforce in China and correspondingly decreasing our workforce in the United States.
      Because our operating history in Shenzhen is limited, we cannot predict the impact that this new facility will have on our operating results. We may continue to incur costs with respect to the integration of this facility and the related workforce. While most of the products we manufacture in Shenzhen have been qualified for many of our customers, we could still incur requalification costs for some customers.

We might not realize all of the intended benefits of transitioning a substantial portion of our supply base to Asian suppliers.
      We anticipate purchasing a substantial portion of components for our products from high-quality, low-cost Asian suppliers, by the end of 2005. These components might have unexpected quality problems and require us to incur higher than anticipated test, repair or warranty costs, which would have an adverse effect on our operating results. Customers, including major customers, might not accept our products if they contain these lower-priced components. A delay or refusal by our customers to accept such products might require us to continue to purchase higher-priced components from our existing suppliers or might cause us to lose sales to these customers, which would have an adverse effect on our business, financial condition and operating results.

Raw material, part, component and subassembly shortages, exacerbated by our dependence on sole and limited source suppliers, could affect our ability to manufacture products and systems and could delay our shipments.
      Our business depends on our ability to manufacture products that meet the rapidly changing demands of our customers. Our ability to timely manufacture our products depends in part on the timely delivery of raw materials, parts, components and subassemblies from suppliers. We rely on sole and limited source suppliers for some of our raw materials, parts, components and subassemblies that are critical to the manufacturing of our products. This reliance involves several potential risks, including the following:

•	Inability to obtain an adequate supply of required parts, components or subassemblies;

•	Supply shortages if a sole source provider ceases operations;

•	Need to fund the operating losses of a sole source provider;

•	Reduced control over pricing and timing of delivery of raw materials, parts, components or subassemblies;

•	Need to qualify alternative suppliers which could be time consuming and lead to delays in delivery of products to our customers, as well as increased costs; and

•	Inability of our suppliers to develop technologically advanced products to support our growth and development of new products.
      If we are unable to successfully qualify additional suppliers and manage relationships with our existing and future suppliers or if our suppliers cannot meet our performance or quality specifications, or timing requirements, we may experience shortages of raw materials, parts, components or subassemblies, increased material costs and shipping delays for our products, which would adversely affect our business, financial condition and operating results and relationships with our current and prospective customers.

A significant portion of our sales is concentrated among a few customers.
      Our ten largest customers accounted for 55% of our total sales during the first six months of 2005 and 59% of our total sales during the full year 2004. Our largest customer, Applied Materials, accounted for 23% of our total sales in the first six months of 2005 and 27% of our total sales in the full year 2004. No other customer represented greater than 10% of our total sales for any of the three years ended December 31, 2004 or for the six months ended June 30, 2005. The loss of any of our significant customers or a material reduction in any of their purchase orders would significantly harm our business, financial condition and results of operations.
      Our customers continuously exert pressure on us to reduce our prices and extend payment terms. Given the nature of our customer base and the highly competitive markets in which we compete, we may be required to reduce our prices or extend payment terms to remain competitive. We may not be able to reduce our operating expenses in an amount sufficient to offset potential margin declines.
      Certain of our largest customers also exert pressure on us to limit the sale of our products to certain OEMs, and to agree to prohibit sales to our end user customer base entirely, among other limitations. Given our size relative to certain of our largest customers, we may be required to agree to limitations of this nature to remain competitive. Limitations imposed on us with respect to our potential customer base could significantly adversely affect our business, financial condition and operating results.

We generally have no written long-term contracts with our customers, which diminishes our ability to plan for future manufacturing needs.
      As is typical in our industry, our sales are primarily made on a purchase order basis, and we generally have no written long-term purchase contracts with our customers. As a result, we are limited in our ability to predict the level of future sales or commitments from our current customers, which diminishes our ability to effectively allocate labor, materials and equipment in the manufacturing process. In addition, we may accumulate inventory in anticipation of sales that do not materialize resulting in excess and absolute inventory write-offs.

If we are unable to adjust our business strategy successfully for some of our product lines to reflect the increasing price sensitivity on the part of our customers, our business and financial condition could be harmed.
      Our business strategy for many of our product lines has been focused on product performance and technology innovation to provide enhanced efficiencies and productivity. As a result of recent economic conditions and changes in various markets that we serve, our customers have experienced significant cost pressures and, as a result, we have observed increased price sensitivity on the part of our customers. If competition for any of our product lines should come to focus solely on price rather than on product performance and technology innovation, we will need to adjust our business strategy and product offerings accordingly and, if we are unable to do so, our business, financial condition and operating results could be materially and adversely affected.

The markets in which we operate are highly competitive.
      We face substantial competition, primarily from established companies, some of which have greater financial, marketing and technical resources than we do. We expect our competitors will continue to develop new products in direct competition with ours, improve the design and performance of their products and introduce new products with enhanced performance characteristics.
      To remain competitive, we must improve and expand our products and product offerings. In addition, we may need to maintain a high level of investment in research and development and expand our sales and marketing efforts, particularly outside of the United States. We might not be able to make the technological advances and investments necessary to remain competitive. Our inability to improve and expand our products and product offerings would have an adverse affect on our sales and results of operations.

Our competitive position could be weakened if we are unable to convince end users to specify that our products be used in the equipment sold by our customers.
      Our competitive success often depends upon factors outside of our control. For example, in some cases, particularly with respect to mass flow controller products, semiconductor device and flat panel display manufacturers may direct equipment manufacturers to use a specified supplier’s product in their equipment at a particular facility. Accordingly, for such products, our success will depend in part on our ability to have end users specify that our products be used at their facilities. In addition, we may encounter difficulties in changing established relationships of competitors that already have a large installed base of products within such facilities. If device manufacturers do not specify the use of our products, our sales may be reduced which would negatively affect our business, financial condition and operating results.

We must achieve design wins to retain our existing customers and to obtain new customers.
      The constantly changing nature of semiconductor fabrication and flat panel display technology causes equipment manufacturers to continually design new systems. We must work with these manufacturers early in their design cycles to modify our equipment or design new equipment to meet the requirements of their new systems. Manufacturers typically choose one or two vendors to provide the components for use with the early system shipments. Selection as one of these vendors is called a design win. It is critical that we achieve these design wins in order to retain existing customers and to obtain new customers.
      Once a manufacturer chooses a component for use in a particular product, it is likely to retain that component for the life of that product. Our sales and growth could experience material and prolonged adverse effects if we fail to achieve design wins. However, design wins do not always result in substantial sales or profits.
      We believe that equipment manufacturers often select their suppliers based on factors such as long-term relationships. Accordingly, we may have difficulty achieving design wins from equipment manufacturers who are not currently our customers. In addition, we must compete for design wins for new systems and products of our existing customers, including those with whom we have had long-term relationships. If we are not successful in achieving design wins, our business, financial condition and operating results will be adversely impacted.

Material weaknesses in our internal control over financial reporting require us to perform additional analyses and pre and post-closing procedures that if not performed effectively may prevent us from reporting our financial results in an accurate and timely manner.
      We have identified the following two material weaknesses in our internal control over financial reporting: a lack of appropriate segregation of duties defined within our enterprise resource planning system, and the combination of a lack of information system integration and uniformity regarding our Japan operations and a lack of sufficient human resources for proper segregation of duties and oversight in Japan. Management also has identified, and is developing remediation plans to address, certain significant deficiencies and other control deficiencies which our management did not determine to be material weaknesses. In addition, our internal control over financial reporting might not prevent or detect all misstatements, including immaterial misstatements and misstatements created by collusion or fraud.
      In light of these material weaknesses and the inherent limitations of internal control over financial reporting, we perform additional analyses and other pre and post-closing procedures to ensure that our condensed consolidated financial statements are presented fairly in all material respects in accordance with generally accepted accounting principles in the United States. These procedures include monthly business reviews led by our Chief Executive Officer and monthly operating and financial statement reviews by various levels of our management team, including our executive officers. We also vigorously enforce our policies and code of ethical conduct applicable to our employees, including the obligation to act in good faith and with due care in connection with the reporting of our financial results, which enforcement has included reassignment of duties, terminations of employment and other appropriate measures.
      If the additional analyses and pre and post-closing procedures are not effective or if actions to remediate these material weaknesses are not successfully implemented or if other material weaknesses are identified in the future, our ability to report our quarterly and annual financial results on a timely and accurate basis could be adversely affected. In addition, if our controls become inadequate because of changes in conditions or our degree of compliance with our own policies or procedures deteriorates, our ability to report our quarterly and annual financial results on a timely and accurate basis could be adversely affected.

Following the application of the net proceeds of this offering, we will have $121.5 million principal amount of our 5% convertible subordinated notes outstanding. There can be no assurance that we will have sufficient cash to repay this debt on the maturity date.
      We will be required to repay our 5% convertible subordinated notes on September 1, 2006, unless the noteholders convert their notes into common stock before the maturity date. There is currently $121.5 million principal amount outstanding under the notes. Our existing, undrawn $40 million line of credit will expire on July 6, 2006, unless renewed by the lender and us. Noteholders will be unlikely to convert their notes unless our stock price rises above the conversion price of $29.83 per share. On August 2, 2005 the closing price of our common stock on the Nasdaq National Market was $9.80 per share. There can be no assurance that we will have sufficient cash to repay these notes when due or be able to refinance them on acceptable terms.

We might not be able to compete successfully in international markets or meet the service and support needs of our international customers.
      Our sales to customers outside the United States were approximately 48% in the first six months of 2005 and 47% in the full year 2004. Our success in competing in international markets is subject to our ability to manage various risks and difficulties, including, but not limited to:

•	Our ability to effectively manage our employees at remote locations who are operating in different business environments from the United States;

•	Our ability to develop relationships with suppliers and other local businesses;

•	Compliance with product safety requirements and standards that are different from those of the United States;

•	Variations in enforcement of intellectual property and contract rights in different jurisdictions;

•	Trade restrictions, political instability, disruptions in financial markets and deterioration of economic conditions;

•	The ability to provide sufficient levels of technical support in different locations;

•	Collecting past due accounts receivable from foreign customers; and

•	Changes in tariffs, taxes and foreign currency exchange rates.
      Our ability to implement our business strategies, maintain market share and compete successfully in international markets will be compromised if we are unable to manage these and other international risks successfully.

Unfavorable currency exchange rate fluctuations may lead to lower operating margins, or may cause us to raise prices which could result in reduced sales.
      Currency exchange rate fluctuations could have an adverse effect on our sales and results of operations and we could experience losses with respect to our forward exchange contracts. Unfavorable currency fluctuations could require us to increase prices to foreign customers which could result in lower net sales by us to such customers. Alternatively, if we do not adjust the prices for our products in response to unfavorable currency fluctuations, our operating results could be adversely affected. In addition, most sales made by our foreign subsidiaries are denominated in the currency of the country in which these products are sold and the currency they receive in payment for such sales could be less valuable at the time of receipt as a result of exchange rate fluctuations. We enter into forward exchange contracts and local currency purchased options to reduce currency exposure arising from intercompany sales of inventory. However, we cannot be certain that our efforts will be adequate to protect us against significant currency fluctuations or that such efforts will not expose us to additional exchange rate risks which could adversely affect our operating results.

Changes in the value of the Chinese renminbi could impact the cost of our operation in Shenzhen, China.
      The Chinese government is continually pressured by its trading partners to allow its currency to float in a manner similar to other major currencies. The recent revaluation of the renminbi has not had a material impact on our operations. Any further change may impact our ability to control the cost of our products in the world market. Specifically, the decision by the Chinese government to allow the renminbi to begin to float against the U.S. dollar could significantly increase the labor and other costs incurred in the operation of our Shenzhen facility and the cost of raw materials, parts, components and subassemblies that we source in China, thereby negatively affecting our financial condition and operating results.

Warranty costs on certain products may be in excess of historical experience.
      In recent years, we have experienced higher than expected levels of warranty costs on some products. We have been required to repair, rework and, in some cases, replace these products. Our warranty costs generally increase when we introduce newer, more complex products. We recorded warranty expense of approximately $6.0 million in the first six months of 2005 and $10.5 million in the full year 2004. These expenses represented approximately 3.4% of our sales in the first six months of 2005 and 2.6% of our sales in the full year 2004. Within the last several years, our warranty expense has been as high as $13.2 million, or 5.5% of our total sales, which occurred in 2002. If our level of warranty costs increases in the future, our financial condition and operating results would be adversely affected.

We are highly dependent on our intellectual property.
      Our success depends significantly on our proprietary technology. We attempt to protect our intellectual property rights through patents and non-disclosure agreements; however, we might not be able to protect our technology, and competitors might be able to develop similar technology independently. In addition, the laws of some foreign countries might not afford our intellectual property the same protections as do the laws of the United States. Our intellectual property is not protected by patents in several countries in which we do business, and we have limited patent protection in other countries, including China. The cost of applying for patents in foreign countries and translating the applications into foreign languages requires us to select carefully the inventions for which we apply for patent protection and the countries in which we seek such protection. Generally, our efforts to obtain international patents have been concentrated in the United Kingdom, Germany, France and selected countries in Asia, because there are other manufacturers and developers of power conversion and control systems in those countries as well as customers for those systems. If we are unable to protect our intellectual property successfully, our business, financial condition and operating results could be adversely affected.

Intellectual property rights are difficult to enforce in China.
      Commercial law in China is relatively undeveloped compared to the commercial law in the United States. Limited protection of intellectual property is available under Chinese law. Consequently, manufacturing our products in China may subject us to an increased risk that unauthorized parties may attempt to copy or otherwise obtain or use our intellectual property. We cannot assure you that we will be able to protect our intellectual property rights effectively or have adequate legal recourse in the event that we encounter infringements of our intellectual property under Chinese law.

We have been and continue to be involved in patent litigation, which has resulted in substantial costs and could result in additional costs, restrictions on our ability to sell certain products and an inability to prevent others from using technology we have developed.
      MKS Instruments, Inc., or MKS, filed a patent infringement suit against us in the United States District Court in Wilmington, Delaware, alleging that our Xstream With Active Matching Network reactive gas generator products, or Xstream products, infringe patents held by MKS. In July 2004, a jury returned a verdict against us, finding that our Xstream products infringe three MKS patents. We have made a motion to the court for judgment as a matter of law in our favor notwithstanding the verdict, or in the alternative, a new trial on the question of infringement, as well as for the court to consider our challenge to the validity of MKS’s patents. A trial on our remaining defenses is scheduled to commence on October 31, 2005. While MKS has requested both injunctive relief and damages against us, the court will address the question of remedies after a final ruling on the merits of the claims presented. If we are unsuccessful, we could be subject to damages and an injunction preventing us from manufacturing and selling Xstream products in the United States in the future.
      In August, 2004, MKS filed a petition in the District Court in Mannheim, Germany, alleging infringement by our Xstream products of a counterpart German patent owned by MKS. On April 8, 2005, the Mannheim court issued a judgment against us for infringement of MKS’s patent, which did not specify damages. A petition for invalidity of MKS’s patent brought by us is still pending before the German Federal Patent Court. Although we may be enjoined from making or selling the Xstream product in Germany, we believe that the impact of an injunction and the scale of any damages award should be minimal because we have not made or sold the product in Germany and have no plans to do so. We continue to make and sell the Xstream product in countries in which MKS has no corresponding patent rights.
      On October 21, 2004, one of our competitors, Huettinger Electronik, and two customers, von Ardenne Anlagentechnik and Interpane Entwicklungs, petitioned for Opposition of our European patent directed to pulsed-DC reactive sputtering technology. In the event we are unsuccessful in defending against this Opposition, our ability to prevent others from using this technology in Europe may be limited.
      Further patent litigation might:

•	Cause us to incur substantial costs in the form of legal fees, fines and royalty payments;

•	Result in restrictions on our ability to sell certain products;

•	Result in an inability to prevent others from using technology we have developed; and

•	Require us to redesign products or seek alternative technologies.
Any of these events could have a significant adverse effect on our business, financial condition and results of operations.
      Even apart from patent litigation, our own intellectual property rights may be subject to challenge by other parties. In many countries in which we hold patent rights, for example, procedures are available that permit third parties to contest, oppose, or request reexamination of our issued patents. Defending against these proceedings might cause us to incur substantial costs in the form of legal fees and may result in an inability to prevent others from using technology we have developed.

We are subject to numerous governmental regulations.
      We are subject to federal, state, local and foreign regulations, including environmental regulations and regulations relating to the design and operation of our products and control systems. We might incur significant costs as we seek to ensure that our products meet safety and emissions standards, many of which vary across the states and countries in which our products are used. In the past, we have invested significant resources to redesign our products to comply with these directives. Compliance with future regulations, directives and standards could require us to modify or redesign some products, make capital expenditures or incur substantial costs. If we do not comply with current or future regulations, directives and standards:

•	We could be subject to fines;

•	Our production could be suspended; or

•	We could be prohibited from offering particular products in specified markets.
      Any inability to comply with current or future regulations, directives and standards could adversely affect our business, financial condition or operating results.
Risks Related to Our Common Stock

We do not intend to pay dividends in the foreseeable future, and therefore investors must rely solely on the market value of our shares to realize a return on their investment.
      We have not declared or paid any cash dividends on our shares since we terminated our election to be treated as an S-corporation for tax purposes effective January 1, 1994. We currently intend to retain any future earnings to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

The market price of our common stock has fluctuated and may continue to fluctuate for reasons over which we have no control.
      The stock market has from time to time experienced, and is likely to continue to experience, extreme price and volume fluctuations. Prices of securities of technology companies have been especially volatile and have often fluctuated for reasons that are unrelated to their operating performance. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of our common stock by our Non-Executive Chairman of the Board may negatively affect the market price of our common stock.
      Following this offering, Mr. Schatz, our Non-Executive Chairman of the Board, will beneficially own approximately 25.1% of our outstanding common stock. The sale of a substantial amount of the shares owned by him could negatively affect the market price of our common stock. Mr. Schatz may sell up to 850,000 shares of common stock pursuant to a written trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, that are not subject to the 90-day lock-up agreement that Mr. Schatz has entered into with the underwriters of this offering and which is described in the “Underwriting” section on page S-22 of this prospectus supplement.

Our Non-Executive Chairman of the Board owns a significant percentage of our outstanding common stock, which could enable him to control our business and affairs.
      Following this offering, Mr. Schatz will beneficially own approximately 25.1% of our outstanding common stock. This stockholding gives Mr. Schatz significant voting power. Depending on the number of shares that abstain or otherwise are not voted on a particular matter, Mr. Schatz may be able to elect all of the members of our board of directors and to control our business affairs for the foreseeable future in a manner with which our other stockholders may not agree.